EXHIBIT 11

                     U.S. PHYSICIANS, INC. AND SUBSIDIARIES
              PRO FORMA NET LOSS PER COMMON SHARE CALCULATION

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
                                                                      YEAR ENDED       SIX MONTHS ENDED
                                                                  DECEMBER 31, 1996     JUNE 30, 1997
                                                                  -----------------    ----------------
Pro forma net loss per common share:
Net loss ......................................................      $                     $
                                                                      ==========            ==========
 Weighted average number of shares issued and
  outstanding...................................................
 Incremental number of shares related to convertible preferred stock, common stock issuances and common stock options
  and warrants granted within twelve months of the
  initial public offering
   --Convertible preferred stock................................
   --Common stock...............................................
   --Common stock options and warrants..........................
 Dilutive effect of common stock options and warrants...........
 Preferred stock converted into common stock upon
  consummation of the initial public offering...................
                                                                      ----------            ----------
 Shares used in computing pro forma net loss per common share...
                                                                      ==========            ==========
 Pro forma net loss per common shares ..........................     $                     $
                                                                      ==========            ==========

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